Exhibit 99.1

SunLink Health Systems Distributes Letter to Shareholders

    ATLANTA--(BUSINESS WIRE)--April 27, 2004--SunLink Health Systems, Inc. (AMEX: SSY) announced that, simultaneous with issuing this press release, it is mailing a letter to its shareholders focusing on three current corporate matters:

    --  its recently-announced definitive agreement to sell
        Mountainside Medical Center for approximately $40 million, which will significantly improve SunLink's balance sheet with little loss of operating profit,

    -- SunLink's business plan, which has enhanced shareholder value and offers further opportunities to increase earnings, and

    -- Attentus Healthcare's most recent unsolicited "offer" to purchase the company for $5.00 per share, which SunLink believes is inadequate and untimely.

    A copy of the Letter to Shareholders is attached.

    SunLink Health Systems, Inc. currently operates eight community hospitals including Mountainside Medical Center, and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink's operating strategy is to link patients' needs with dedicated physicians and health care professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit our website at www.sunlinkhealth.com.

    This press release and the attached Letter to Shareholders contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company's business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company's Annual Report on Form 10-K for the year ended June 30, 2003 and in its Form S-4 relating to the HealthMont merger dated August 11, 2003.


    April 27, 2004

    Dear Shareholder,

    We are writing you today to bring you up to date on SunLink Health Systems' strategy and several significant corporate matters, including the reasons why we are selling Mountainside Medical Center for $40 million and why we have not accepted Attentus Healthcare's recent unsolicited "offer" to buy SunLink for $5.00 per share.

    The Mountainside sale will significantly improve our balance sheet.

    -- We have agreed to sell Mountainside Medical Center for approximately $40 million, or more than 1.8 times its annual net revenue. Mountainside is trending toward a suburban medical center and away from the type of rural or exurban hospital we seek to operate. As a result of the Mountainside sale, we expect to (i) dramatically improve our financial position with little loss of operating profit and (ii) reduce our long-term and short-term debt by approximately $35 million (a 75% reduction) while more than doubling our shareholders' equity.

    -- We sold the old Jasper, GA hospital property for $0.5 million in March 2004. This property no longer fits into our plans and will not be used for hospital activity. We used most of the proceeds to reduce our debt.

    We have focused on improving our balance sheet and positioning SunLink to achieve further growth, and our efforts have begun to pay off. In the last three and one-half years we have purchased and improved the operations of our original six hospitals, expanded the portfolio with the addition of the two HealthMont hospitals, and dramatically improved our balance sheet with the sale of non-strategic assets. These transactions, including the sale of Mountainside when accomplished, will have generated an aggregate of over $40 million to assist us in minimizing shareholder dilution. We believe this is a very significant accomplishment under current market conditions.

    SunLink has a solid business plan in place which we are executing diligently.

    -- In February 2001, we purchased our initial six hospitals. Since that purchase, we have increased hospital "same-store" operating profit from approximately $3 million for the year ended June 30, 2002 to over $5 million for the year ended June 30, 2003 (excluding a $1.6 million asset impairment charge) on annual hospital revenue growth of approximately 14%. And we believe there are further opportunities to increase the earnings of these hospitals.

    -- Since we purchased our initial six hospitals in February 2001, we have recruited 48 physicians (both primary care and specialists). The cost of recruiting these physicians has been approximately $4.4 million, and all of these costs have been expensed. Although these and other investments we have made will only be recouped over time, they reflect our long-term commitment to our hospitals and their local communities and to a steady building of shareholder value.

    -- Hospital renovation, expansion and replacement projects are also a critical component in our efforts to increase shareholder value. For hospital renovation, expansion and replacement projects, we have obtained private financing, almost all debt, of over $20 million. This debt financing has resulted in minimal dilution to SunLink's shares. Had we used outside equity capital by selling shares, we would have incurred much more dilution. And upon completion of the Mountainside sale, we will have paid off this debt.

    -- We believe hospital acquisition opportunities that complement our business strategy are key to our business plan. We regularly review acquisition opportunities in a selective and disciplined manner. In October 2003, through the HealthMont transaction, we added two community hospitals in Adel, GA and Fulton, MO, which we believe are an excellent match with our existing hospitals and our growth strategy in rural and exurban areas. The acquisition was paid for with SunLink common shares. We believe these hospitals and their prospective growth opportunities will prove to be well worth the shares paid.

    Each SunLink hospital is well positioned as the only hospital in its respective community. We continuously work to increase revenues, control costs and establish and maintain more favorable relationships with our employees, medical staffs, community leaders and residents in the communities we serve. This, we believe, is a solid, well-tried formula for successful hospital operations and continues to enhance the value of our hospital portfolio.

    We believe Attentus' "offer" is inadequate.

    -- While we generally do not comment publicly on unsolicited offers, we want you to understand the position SunLink has taken, which we believe is in the best interests of all of our shareholders.

    -- Attentus' $5.00 per share "offer" is conditional. It appears to be little more than an effort to pressure us to approve a sell-out of your company at a price which does not approach what we believe to be its true value. It does not adequately reflect the significant operational and balance sheet improvements made by your SunLink management team, nor the future opportunities these accomplishments have created.

    -- It appears that Attentus has begun to recognize the inherent value in our hospital portfolio and is seeking to take advantage of an undervalued stock price to cheaply acquire our valuable portfolio of hospitals. We and our financial advisors believe Attentus' "offer" does not properly reflect the current value of our hospital portfolio and the long-term value opportunities available to SunLink as we execute our business plan. For example, as recently reported by industry analysts, the average sales price to net revenue for sales of hospitals has historically been approximately $1 of sales price to each $1 of annual net revenue. Using this measure, after factoring out the sale of Mountainside Medical Center for $40 million or more than 1.8 times annual net revenue, we calculate that Attentus is trying to acquire your hospital portfolio for less than 40 cents on the dollar of annual net revenue.

    -- To the best of our knowledge, Attentus has not purchased any hospitals. We believe it is unlikely Attentus could exceed the significant growth and improvements that your SunLink management team has achieved. But even if they did, you, as a SunLink shareholder, would receive none of the future benefits if SunLink were sold out to them at $5.00 per share.

    Attentus seeks to buy our hospital portfolio on the cheap now, after most of the "heavy-lifting" has already been done by SunLink's management and by you, our shareholders. In our view, to sell while the value of the company's hospital portfolio and true economic potential is yet to be reflected in SunLink's share price is clearly not in your best interest.
    Your SunLink management team continues to focus on its business plan, to further improve our hospitals' operations and to seek suitable growth opportunities. We believe these actions and continuation of our progress to date are the actions necessary to substantially increase shareholder value.
    Please call me if you have any questions regarding your company. You can also keep up-to-date on our activities by visiting SunLink's (AMEX: SSY) website at www.sunlinkhealth.com.
    We appreciate your continued support while we execute our business plan.

    Yours Very Truly,
    Robert M. Thornton, Jr.
    Chairman of the Board and
    Chief Executive Officer


    CONTACT: SunLink Health Systems, Inc., Atlanta
             Robert M. Thornton, Jr., 770/933-7000